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Filed Pursuant to Rule 433
Registration No. 333-132504
March 17, 2006

CONTACTS:
Investor Relations:	Media Relations:
Carole Curtin carole.curtin@twtelecom.com 303-566-1000	Bob Meldrum bob.meldrum@twtelecom.com 303-566-1354

Time Warner Telecom Announces Common Stock Offering
By Principal Stockholders

        LITTLETON, Colo.—March 17, 2006—Time Warner Telecom Inc. (Nasdaq: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced it has filed with the Securities and Exchange Commission a shelf registration statement, and its principal stockholders commenced an underwritten public offering of 17,500,000 shares of its Class A common stock plus an option to purchase up to an additional 2,625,000 shares to cover over-allotments, if any. All of the shares being offered are currently owned by Time Warner Inc. (NYSE: TWX) and Advance / Newhouse. The Company will not receive any cash proceeds from the offering.

        Deutsche Bank Securities, Morgan Stanley and JP Morgan are joint lead managers and bookrunners. In addition, Morgan Stanley is serving as deal coordinator for the offering. Interested parties may obtain a written prospectus from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York.

        The Company has filed a registration statement (File No. 333-132504) (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, if you are a retail investor, toll-free 1-800-584-6837 or if you are an institutional investor by calling toll-free 866-718-1649.

About Time Warner Telecom

        Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality, service, and improved business productivity. Please visit www.twtelecom.com for more information.

Filed Pursuant to Rule 433
Registration No. 333-132504
March 17, 2006

CONTACTS:
Investor Relations:	Media Relations:
Carole Curtin carole.curtin@twtelecom.com 303-566-1000	Bob Meldrum bob.meldrum@twtelecom.com 303-566-1354

Time Warner Telecom Announces Convertible Notes Offering

        LITTLETON, Colo.—March 17, 2006—Time Warner Telecom Inc. (Nasdaq: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced it has filed with the Securities and Exchange Commission a shelf registration statement and commenced an underwritten public offering of $200 million principal amount of Convertible Senior Debentures due in 2026. In addition, the Company is expected to grant the underwriters an option to purchase up to an additional $30 million principal amount of the notes solely to cover over-allotments, if any.

        The notes will be issued by Time Warner Telecom Inc. and the net proceeds from the offering will be used to call for redemption a portion of its 10 1/8% Senior Notes due 2011.

        Morgan Stanley, Wachovia Securities and Deutsche Bank Securities are joint lead managers and bookrunners. In addition, Morgan Stanley is serving as deal coordinator for the offering. Interested parties may obtain a written prospectus from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York.

        The Company has filed a registration statement (File No. 333-132504) (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, if you are a retail investor, toll-free 1-800-584-6837 or if you are an institutional investor by calling toll-free 866-718-1649.

About Time Warner Telecom

        Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality, service, and improved business productivity. Please visit www.twtelecom.com for more information.

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Time Warner Telecom Announces Common Stock Offering By Principal Stockholders
Time Warner Telecom Announces Convertible Notes Offering